Exhibit 99.1

Park Sterling Corporation Announces

Results for First Quarter 2015

Charlotte, NC – April 23, 2015 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the first quarter of 2015. Highlights at and for the three months ended March 31, 2015 include:

Highlights

●	Net income increased $327,000 (9%) to $3.8 million, or $0.09 per share, compared to $3.5 million, or $0.08 per share, in the quarter ended December 31, 2014
●	Organic loan growth of $34.2 million, or 9% annualized growth rate
●	Core deposit growth of $39.4 million, or 10% annualized growth rate
●	Nonperforming assets decreased to 0.83% of total assets from 0.89% at December 31, 2014
●	Reported net recoveries of $148,000, or 0.04% of average loans (annualized)
●	Tangible common equity to tangible assets increased to 10.15% from 10.13% at December 31, 2014
●	Received regulatory approval for a second de novo branch in Greater Richmond
●	Engaged consulting firm to complete comprehensive performance benchmarking study
●	Announced closure of branches in Prosperity, SC and Anderson, SC (April 2015)
●	Declared quarterly cash dividend on common shares of $0.03 per share (April 2015)

“Park Sterling made significant progress during the first quarter toward our stated objective of leveraging recent investments in origination bankers, new product capabilities and new offices to enhance profitability” said James C. Cherry, Chief Executive Officer. “For the three months ended March 31, 2015, we reported a $327,000, or 9%, increase in net income to $3.8 million, or $0.09 per share, compared to net income of $3.5 million, or $0.08 per share, reported last quarter. Total revenues increased $1.0 million, or 4%, to $24.9 million, compared to total revenues of $23.9 million in the prior quarter. Noninterest expenses decreased $168,000, or 1%, to $19.1 million, compared to $19.3 million in the prior quarter. We did report provision expense of $180,000 during the period compared to a net release of $420,000 in the prior quarter. However, this expense reflects the first quarter’s $34.2 million, or 9% annualized, organic loan growth, rather than deterioration in the portfolio. Asset quality remains strong, as we posted net recoveries of $148,000, or 0.04% of average loans (annualized) during the quarter and nonperforming assets to total assets decreased six basis points to 0.83% compared to December 31, 2014.

As part of our effort to enhance operating performance, we are announcing today the closure of our branches in Prosperity, SC and Anderson, SC (Anderson-Main) and consolidation of those customer relationships into our nearby Newberry, SC and Anderson, SC (Highway 81) locations, respectively. Financial results for the first quarter include a $233,000 write-down of the associated fixed assets to their estimated fair value less costs to sell in preparation for moving the facilities to other real estate owned, which is expected to occur upon discontinuation of banking activities in these locations in the third quarter.

Also as part of our effort to enhance operating performance, we engaged an experienced consulting firm to complete a comprehensive peer group performance benchmarking study. The study, which will include productivity measures related to profit centers and support areas, should be completed in the second quarter. We expect the study to identify both potential revenue enhancement and expense management opportunities.

On the capital management front, yesterday the board declared a quarterly dividend of $0.03 per common share, payable on May 18, 2015 to all shareholders of record as of the close of business on May 4, 2015. Future dividends will be subject to board approval. In addition, during the first quarter we purchased 3,800 shares under our previously announced 2.2 million share repurchase program. We remain very well capitalized with tangible common equity to tangible assets of 10.15% at March 31, 2015.

Overall, we are pleased to report these strong financial results and believe that Park Sterling is well positioned to continue pursuing our vision of building a full-service regional banking franchise across the Carolinas and Virginia.”

Financial Results

Income Statement – Three Months Ended March 31, 2015

Park Sterling reported net income of $3.8 million, or $0.09 per share, for the three months ended March 31, 2015 (“2015Q1”). This compares to net income of $3.5 million, or $0.08 per share, for the three months ended December 31, 2014 (“2014Q4”) and net income of $3.6 million, or $0.08 per share, for the three months ended March 31, 2014 (“2014Q1”). The increase in net income from 2014Q4 resulted from the combination of higher noninterest income levels and lower noninterest expense, which were partially offset by higher provision expense. The increase in net income from 2014Q1 resulted from both higher net interest and noninterest income levels, which were partially offset by higher provision and noninterest expenses.

Park Sterling reported adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, of $3.9 million, or $0.09 per share, in 2015Q1. This compares to adjusted net income of $3.9 million, or $0.09 per share, in 2014Q4 and adjusted net income of $3.4 million, or $0.08 per share, in 2014Q1. Compared to 2014Q4, adjusted net income reflects both higher provision and noninterest expense levels, which were largely offset by an increase in noninterest income. Compared to 2014Q1, adjusted net income reflects both higher net interest and noninterest income levels, which were partially offset by higher provision and noninterest expenses.

Net interest income totaled $20.4 million in 2015Q1, which represents a $130,000, or 1%, decrease from $20.6 million in 2014Q4. This decrease is attributable both to having two fewer days in 2015Q1 and to a decrease in loan yields, which were partially offset by additional interest income from the early redemption of two investment securities held by the company at a discount to their redemption prices. Net interest income increased $3.2 million, or 18%, from $17.3 million in 2014Q1, resulting from higher average earning assets. Average total earning assets increased $48.9 million, or 2%, in 2015Q1 to $2.2 billion, compared to $2.1 billion in 2014Q4 and increased $391.8 million, or 22%, compared to $1.76 billion in 2014Q1. The increase in average total earning assets in 2015Q1 from 2014Q4 resulted from a $41.2 million, or 3%, increase in average loans. The increase in average total earnings assets in 2015Q1 from 2014Q1 resulted primarily from a $93.4 million, or 23%, increase in average marketable securities, a $297.3 million, or 23%, increase in average loans (including loans held for sale) and a $1.1 million, or 2%, increase in average other earning assets, driven by both organic growth and the acquisition of Provident Community Bancshares, Inc. (“Provident Community”) in May 2014.

Net interest margin was 3.84% in 2015Q1, representing a 3 basis point decrease from 3.87% in 2014Q4 and a 13 basis point decrease from 3.97% in 2014Q1. The reduction in net interest margin from 2014Q4 resulted primarily from an 11 basis point decrease in yield on loans to 4.84%, driven by continued competitive pricing pressures, which offset a 19 basis point increase in yield on marketable securities to 2.41%, driven by $267,000 in additional income from the early redemption of two investment securities held by the company at a discount to their redemption prices, and an 8 basis point increase in yield on other earning assets to 0.97%. The reduction in net interest margin from 2014Q1 resulted primarily from a 42 basis point decrease in yield on loans, due primarily to lower interest rates on new loans, offset by a 14 basis point decrease in the cost of interest-bearing liabilities.

Adjusted net interest margin, which excludes accelerated accretion from net acquisition accounting fair market value adjustments and income from the aforementioned early bond redemptions, was 3.78% in 2015Q1, representing a 7 basis point decrease from 3.85% in 2014Q4 and a 19 basis point decrease from 3.97% in 2014Q1. Accelerated accretion of net acquisition accounting fair market value adjustments ($79,000 in 2015Q1, $134,000 in 2014Q4 and $18,000 in 2014Q1) reflects accelerated accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income. Income from the early redemption of investment securities ($267,000 in 2015Q1, $0 in 2014Q4 and $0 in 2014Q1) reflects gains recorded on two bonds carried by the company at discounts to their respective redemption prices. The reduction in adjusted net interest margin from both 2014Q4 and 2014Q1 resulted primarily from the decrease in loan yields discussed above.

The company reported a $180,000 provision for loan losses in 2015Q1, compared to a net release of $420,000 in 2014Q4 and a net release of $17,000 in 2014Q1. The current period provision was driven primarily by organic loan growth.

Noninterest income increased $1.2 million, or 34%, to $4.5 million in 2015Q1, compared to $3.4 million in 2014Q4 and increased $1.0 million, or 29%, compared to $3.5 million in 2014Q1. The increase from 2014Q4 included (i) a $249,000, or 167%, increase in income from capital market activities, (ii) a $277,000, or 56%, increase in income from bank owned life insurance, including a $272,000 nontaxable bank-owned life insurance (“BOLI”) death benefit; and (iii) an $830,000, or 68%, decrease in amortization on the FDIC loss share indemnification asset, reflecting lower expected claims and the expiration of the Bank of Hiawassee (“BOH”) non-single family agreement at March 31, 2015. The increase from 2014Q1 reflects higher service charges on deposit accounts and ATM and card income, in part due to the acquisition of Provident Community, as well as higher mortgage banking income, higher income from capital markets and lower amortization on the FDIC loss share indemnification asset, which were partially offset by a $352,000 decrease in BOLI income (which included a $651,000 nontaxable death benefit in 2014Q1) and a $276,000 decrease in gain on sale of securities.

Noninterest expense decreased $168,000, or 1%, in 2015Q1 to $19.1 million compared to $19.3 million in 2014Q4, and increased $3.4 million, or 22%, compared to $15.7 million in 2014Q1. Adjusted noninterest expenses, which exclude merger-related expenses ($122,000 in 2015Q1, $712,000 in 2014Q4 and $81,000 in 2014Q1), increased $422,000, or 2%, to $19.0 million in 2015Q1 compared to $18.6 million in 2014Q4, and increased $3.4 million, or 21%, compared to $15.7 million in 2014Q1. The increase in adjusted noninterest expenses from 2014Q4 resulted primarily from (i) $225,000 in severance expense related to staff rationalization efforts across various business units, as well as the announced branch closures, (ii) $233,000 in fixed asset write-downs related to the announced branch closures, and (iii) $385,000 in operational charge-offs related to bankcard activities. These increases were partially offset by reduced deposit charges and FDIC insurance costs, lower loan and collection expenses, and decreased net cost of operation of OREO. The increase in adjusted noninterest expense from 2014Q1 resulted primarily from increased expenses as a result of the Provident Community acquisition.

The company’s effective tax rate increased to 32.5% in 2015Q1 compared to 31.2% in 2014Q4, which benefitted from a favorable annual true-up of the tax accrual. The company’s effective tax rate increased compared to 29.4% in 2014Q1, due primarily to the larger nontaxable BOLI death benefit in 2014Q1.

Balance Sheet

Total assets increased $38.6 million, or 2%, to $2.40 billion at 2015Q1 compared to total assets of $2.36 billion at 2014Q4. Cash and equivalents increased $11.7 million, or 23%, to $63.1 million reflecting an increase in core deposits. Total securities, including non-marketable securities, increased $71 thousand, to $503.0 million. Total securities included one investment in a senior tranche of a collateralized loan obligation (“CLO”) totaling $5.0 million in fair value at 2015Q1, with respect to which the collateral eligibility requirements have not yet been amended to comply with the new bank investment criteria under the Volcker Rule. The security had a net unrealized loss of $49,000 at 2015Q1 that could result in the company recognizing other than temporary impairment should it ultimately be determined not to comply with the Volcker Rule. The company held no other securities potentially affected by the Volcker Rule at 2015Q1. The company held a second investment in a CLO totaling $9.8 million in fair value at 2014Q4 that was amended to comply with the Volcker Rule during 2015Q1.

Total loans, excluding loans held for sale, increased $34.2 million, or 9% annualized, to $1.61 billion at 2015Q1. The company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina, Greenville and Charleston, South Carolina and Richmond, Virginia, reported a $27.7 million, or 14% annualized, increase in total loans to $850.4 million, due to continued success in origination efforts. The community markets reported a $9.9 million, or 10% annualized, decrease in total loans to $396.1 million, primarily due to expected runoff in acquired loans. The company’s central business units, which primarily include mortgage, builder finance, private banking and special assets, reported a $16.4 million, or 19% annualized, increase in total loans to $368.3 million, as growth in mortgage, private banking and builder finance more than offset reductions in special asset loans, including covered loans.

The company’s loan mix shifted slightly at 2015Q1 compared to 2014Q4. Total consumer loans increased to 29% from 28% of total loans, with residential mortgages and home equity lines of credit holding at 13% and 10% of total, respectively. The combination of commercial and industrial and owner-occupied real estate loans held at 32% of total loans. Investor owned commercial real estate decreased to 29% from 30% of total loans. Acquisition, construction and development held at 10% of total loans.

In terms of accounting designations, compared to 2014Q4: (i) non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $71.2 million, or 27% annualized, to $1.15 billion; (ii) acquired performing loans decreased $23.7 million, or 26% annualized, to $341.1 million; and (iii) purchase credit impaired (“PCI”) loans decreased $13.3 million, or 40% annualized, to $119.9 million. At 2015Q1, noncovered performing acquired loans (which totaled $339.3 million) included a $2.7 million net acquisition accounting fair market value adjustment, representing a 0.8% “mark;” noncovered PCI loans (which totaled $84.3 million) included a $20.7 million adjustment, representing an 19.7% “mark;” and covered performing acquired and PCI loans (which totaled $37.4 million) included an $8.9 million adjustment, representing a 19.2% “mark.”

On March 31, 2015, the company’s FDIC loss share agreement related to the BOH non-single family assets, which was assumed in connection with the acquisition of Citizens South Banking Corporation in October 2012, expired. On April 1, 2015, the remaining balance of $19.6 million in loans and $817,000 thousand in OREO associated with the BOH non-single family agreement were transferred from a “covered” designation to a “non-covered” designation on the company’s balance sheet. The company will no longer benefit from FDIC indemnification on future losses, if any, on the related BOH non-single family loans and OREO. The FDIC loss share agreement related to BOH single family assets expires March 31, 2020.

Total deposits increased $32.8 million, or 7% annualized, to $1.88 billion at 2015Q1, compared to $1.85 billion at 2014Q4, reflecting strong results in both retail and commercial banking. Noninterest bearing demand deposits increased $20.5 million, or 26% annualized, to $341.5 million (18% of total deposits). Non-brokered money market, NOW and savings deposits increased $25.0 million, or 11% annualized, to $949.8 million (51% of total deposits). Local time deposits decreased $5.7 million, or 5% annualized, to $458.1 million (24% of total deposits). Finally, brokered deposits decreased $7.0 million, or 20% annualized, to $134.7 million (7% of total deposits). The managed decrease in local time deposits and brokered deposits reflects the company’s continued emphasis on growing transaction account relationships. Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, represented 90.1% of total deposits at 2015Q1 and 89.6% of total deposits at 2014Q4.

Total borrowings increased $169,000, or 0%, to $203.8 million at 2015Q1 compared to $203.6 million at 2014Q4. Borrowings at 2015Q1 included $180 million in FHLB borrowings and $23.8 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments.

Total shareholders’ equity increased $4.0 million, or 1%, to $279.1 million at 2015Q1 compared to $275.1 million at 2014Q4, driven by retained earnings and lower unrealized losses in the marketable securities portfolio. The company’s ratio of tangible common equity to tangible assets increased to 10.15% at 2015Q1 from 10.13% at 2014Q4.

On January 1, 2015, the Basel III federal regulatory standards became effective. As permitted for regulated institutions that are not designated as ”advanced approach” banking organizations (those with assets greater than $250 billion or with foreign exposures greater than $10 billion), the company made a one-time, permanent election to opt out of the requirement to include most components of accumulated other comprehensive income (“AOCI”) in regulatory capital. The company’s estimated Common Equity Tier 1 (“CET1”) ratio was 14.18% at 2015Q1. The company’s estimated Tier 1 leverage ratio was 11.00% at 2015Q1 compared to 10.17% at 2014Q4, reflecting the benefit of a phase-in of the capital reductions related to certain intangibles, deferred tax assets and deferred tax liabilities under Basel III as compared to their treatment under Basel II.

Asset Quality

Asset quality remains a point of strength for the company. Nonperforming assets decreased $931,000 to $20.0 million at 2015Q1, or 0.83% of total assets, compared to $20.9 million at 2014Q4, or 0.89% of total assets. Nonperforming loans increased $776,000, or 9%, to $9.7 million at 2015Q1, but remain a modest 0.60% of total loans, compared to $8.9 million at 2014Q4, or 0.56% of total loans. The company reported a net recovery of $148,000, or 0.04% of average loans (annualized), in 2015Q1, compared to net charge-offs of $776,000, or 0.20% of average loans (annualized), in 2014Q4.

The allowance for loan losses increased $328,000, or 4%, to $8.6 million, or 0.53% of total loans, at 2015Q1, compared to $8.3 million, or 0.52% of total loans, at 2014Q4. The increase in allowance included (i) a $391,000, or 13%, decrease in the quantitative component, resulting from lower historic loss rates, (ii) a $690,000, or 15%, increase in the qualitative component, and (iii) a $29,000, or 4%, increase in the specific component. Overall the increase in the allowance was due to organic loan growth and additional provision related to acquired performing loans.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2015Q1, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (April 23, 2015). The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10063542.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2.4 billion in assets, is the largest community bank headquartered in the Charlotte area and has 53 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, capital markets and wealth management services with a commitment to “Answers You Can Bank OnSM.” Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: increases in expected costs or decreases in expected savings or difficulties related to merger integration matters; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to generate an adequate return on investment related to new branches or other hiring initiatives; inability to generate future organic growth in loan balances, retail banking, wealth management, mortgage banking or capital markets results through the hiring of new personnel, development of new products, opening of de novo branches or otherwise; inability to capitalize on identified revenue enhancements or expense management opportunities; variability in the performance of covered loans and associated loss-share related expenses; the effects of negative or soft economic conditions, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying noninterest expense levels; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the impacts on Park Sterling of a potential increasing rate environment; the potential impacts of any government shutdown or debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements of Park Sterling, other uses of capital, the company’s financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENT

THREE MONTH RESULTS

($ in thousands, except per share amounts)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$19,111	$19,482	$19,725	$18,734	$16,926
Taxable investment securities	2,791	2,598	2,597	2,152	1,971
Tax-exempt investment securities	138	138	138	133	222
Nonmarketable equity securities	127	108	103	85	66
Interest on deposits at banks	18	22	22	53	21
Federal funds sold	-	-	1	-	-
Total interest income	22,185	22,348	22,586	21,157	19,206
Interest expense
Money market, NOW and savings deposits	520	538	570	615	547
Time deposits	707	725	771	828	831
Short-term borrowings	76	-	1	1	-
FHLB advances	128	179	162	128	127
Subordinated debt	328	350	350	506	426
Total interest expense	1,759	1,792	1,854	2,078	1,931
Net interest income	20,426	20,556	20,732	19,079	17,275
Provision for loan losses	180	(420)	(484)	(365)	(17)
Net interest income after provision	20,246	20,976	21,216	19,444	17,292
Noninterest income
Service charges on deposit accounts	1,019	1,109	1,137	1,001	633
Mortgage banking income	951	922	822	653	244
Income from wealth management activities	862	869	783	773	775
Income from capital market activities	398	149	364	35	97
ATM and card income	694	727	631	726	548
Income from bank-owned life insurance	768	491	552	525	1,120
Gain (loss) on sale of securities available for sale	-	-	(63)	(33)	276
Amortization of indemnification asset and true-up liability expense	(394)	(1,224)	(1,345)	(738)	(482)
Other noninterest income	203	308	257	1,036	275
Total noninterest income	4,501	3,351	3,138	3,978	3,486
Noninterest expenses
Salaries and employee benefits	10,431	10,386	10,240	9,684	9,228
Occupancy and equipment	2,555	2,627	3,527	2,249	2,005
Data processing and outside service fees	1,648	1,652	1,907	1,544	1,346
Legal and professional fees	798	816	887	1,122	661
Deposit charges and FDIC insurance	392	442	441	368	240
Loss on disposal of fixed assets	237	2	317	80	1
Communication fees	578	519	480	538	436
Postage and supplies	149	146	176	170	175
Loan and collection expense	154	461	298	304	288
Core deposit intangible amortization	347	348	347	317	257
Advertising and promotion	374	474	564	223	233
Net cost of operation of other real estate owned	35	215	343	206	53
Other noninterest expense	1,441	1,219	1,121	1,431	820
Total noninterest expenses	19,139	19,307	20,648	18,236	15,743
Income before income taxes	5,608	5,020	3,706	5,186	5,035
Income tax expense	1,825	1,564	1,254	1,760	1,480
Net income	$3,783	$3,456	$2,452	$3,426	$3,555

Earnings per common share, fully diluted	$0.09	$0.08	$0.06	$0.08	$0.08
Weighted average diluted common shares	44,326,833	44,323,628	44,233,532	44,213,802	44,264,178

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014*	2014**	2014**	2014
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$17,402	$16,549	$16,505	$21,117	$14,226
Interest-earning balances at banks	45,396	34,356	41,883	47,623	90,620
Investment securities available for sale	382,946	375,683	367,262	349,532	340,215
Investment securities held to maturity	108,918	115,741	117,463	119,302	51,303
Nonmarketable equity securities	11,163	11,532	9,731	5,906	5,242
Federal funds sold	325	485	465	280	-
Loans held for sale	9,987	11,602	4,763	6,388	2,063
Loans - Non-covered	1,576,760	1,538,354	1,503,558	1,419,366	1,237,653
Loans - Covered	38,092	42,339	49,834	55,532	65,173
Allowance for loan losses	(8,590)	(8,262)	(9,458)	(9,178)	(9,076)
Net loans	1,606,262	1,572,431	1,543,934	1,465,720	1,293,750

Premises and equipment, net	58,796	59,247	59,334	59,362	55,893
FDIC receivable for loss share agreements	2,333	3,964	5,078	6,993	9,209
Other real estate owned - non-covered	8,570	8,979	8,570	10,774	8,874
Other real estate owned - covered	1,713	3,011	4,703	5,234	6,652
Bank-owned life insurance	57,494	57,712	57,293	56,831	47,840
Deferred tax asset	33,241	35,623	37,487	37,575	34,183
Goodwill	29,240	29,240	29,240	29,240	26,420
Core deposit intangible	10,612	10,960	11,307	11,654	8,372
Other assets	13,466	12,115	11,279	12,023	10,382

Total assets	$2,397,864	$2,359,230	$2,326,297	$2,245,554	$2,005,244

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$341,488	$321,019	$322,097	$331,866	$265,929
Money market, NOW and savings	1,008,743	988,954	984,448	942,070	835,169
Time deposits	533,906	541,381	558,063	588,771	536,363
Total deposits	1,884,137	1,851,354	1,864,608	1,862,707	1,637,461

Short-term borrowings	125,000	-	-	8,575	2,287
FHLB advances	55,000	180,000	140,000	55,000	55,000
Subordinated debt	23,752	23,583	23,413	23,244	22,171
Accrued expenses and other liabilities	30,857	29,188	27,105	26,481	22,359
Total liabilities	2,118,746	2,084,125	2,055,126	1,976,007	1,739,278

Shareholders' equity:
Common stock	44,877	44,860	44,851	44,833	44,726
Additional paid-in capital	223,139	222,819	222,507	222,195	222,412
Retained earnings	11,338	8,901	6,341	4,787	2,254
Accumulated other comprehensive loss	(236)	(1,475)	(2,528)	(2,268)	(3,426)
Total shareholders' equity	279,118	275,105	271,171	269,547	265,966

Total liabilities and shareholders' equity	$2,397,864	$2,359,230	$2,326,297	$2,245,554	$2,005,244

Common shares issued and outstanding	44,877,194	44,859,798	44,850,813	44,833,516	44,726,416

* Derived from audited financial statements.
** Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION

SUMMARY OF LOAN PORTFOLIO

($ in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014*	2014	2014	2014
BY LOAN TYPE	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$186,295	$173,786	$173,309	$142,973	$125,018
Commercial real estate (CRE) - owner-occupied	337,739	333,782	330,303	306,514	265,128
CRE - investor income producing	470,555	470,647	464,390	459,467	409,898
Acquisition, construction and development (AC&D) - 1-4 Family Construction	28,650	29,401	32,932	28,549	19,268
AC&D - Lots and land	50,372	55,443	55,360	43,861	42,459
AC&D - CRE construction	84,116	71,590	53,459	62,688	60,477
Other commercial	5,931	5,045	5,281	6,580	4,573
Total commercial loans	1,163,658	1,139,694	1,115,034	1,050,632	926,821

Consumer:
Residential mortgage	209,384	205,150	198,968	194,847	172,378
Home equity lines of credit	154,415	155,297	154,792	153,944	143,123
Residential construction	59,233	55,882	56,482	48,903	39,798
Other loans to individuals	25,845	22,586	26,444	25,066	19,665
Total consumer loans	448,877	438,915	436,686	422,760	374,964
Total loans	1,612,535	1,578,609	1,551,720	1,473,392	1,301,785
Deferred costs (fees)	2,317	2,084	1,672	1,506	1,041
Total loans, net of deferred costs (fees)	$1,614,852	$1,580,693	$1,553,392	$1,474,898	$1,302,826

* Derived from audited financial statements.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014*	2014	2014	2014
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Acquired loans - performing	$341,078	$364,789	$388,243	$409,812	$375,675
Acquired loans - purchase credit impaired	119,943	133,241	149,652	164,196	149,502
Total acquired loans	461,021	498,030	537,895	574,008	525,177
Non-acquired loans, net of deferred costs (fees)**	1,153,831	1,082,663	1,015,497	900,890	777,649
Total loans	$1,614,852	$1,580,693	$1,553,392	$1,474,898	$1,302,826

* Derived from audited financial statements.
** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION

ALLOWANCE FOR LOAN LOSSES

THREE MONTH RESULTS

($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$8,262	$9,458	$9,178	$9,076	$8,831
Loans charged-off	(265)	(984)	(175)	(411)	(520)
Recoveries of loans charged-off	413	208	939	871	1,069
Net charge-offs	148	(776)	764	460	549

Provision expense (release)	180	(420)	(484)	(356)	(304)
Benefit attributable to FDIC loss share agreements	-	-	-	(9)	287
Total provision expense charged to operations	180	(420)	(484)	(365)	(17)
Provision expense recorded through FDIC loss share receivable	-	-	-	7	(287)
End of period allowance	$8,590	$8,262	$9,458	$9,178	$9,076

Net charge-offs (recoveries)	$(148)	$776	$(764)	$(460)	$(549)
Net charge-offs (recoveries) to average loans (annualized)	-0.04%	0.20%	-0.20%	-0.13%	-0.17%

PARK STERLING CORPORATION

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

THREE MONTHS

($ in thousands)	March 31, 2015			March 31, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,602,483	$19,111	4.84%	$1,305,157	$16,926	5.26%
Fed funds sold	460	-	0.00%	447	-	0.00%
Taxable investment securities	479,731	2,791	2.33%	383,613	1,971	2.06%
Tax-exempt investment securities	12,851	138	4.30%	15,595	222	5.69%
Other interest-earning assets	60,470	145	0.97%	59,355	87	0.59%

Total interest-earning assets	2,155,995	22,185	4.17%	1,764,167	19,206	4.42%

Allowance for loan losses	(8,369)			(9,365)
Cash and due from banks	16,937			14,379
Premises and equipment	59,350			55,935
Goodwill	29,240			26,420
Intangible assets	10,778			8,457
Other assets	119,575			116,648

Total assets	$2,383,506			$1,976,641

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$407,900	$67	0.07%	$292,373	$63	0.09%
Savings and money market	517,344	395	0.31%	462,457	434	0.38%
Time deposits - core	461,304	588	0.52%	436,385	684	0.64%
Brokered deposits	140,563	177	0.51%	166,391	197	0.48%
Total interest-bearing deposits	1,527,111	1,227	0.33%	1,357,606	1,378	0.41%
Federal Home Loan Bank advances	204,111	204	0.41%	55,533	127	0.93%
Subordinated debt	23,664	328	5.62%	22,108	426	7.81%
Other borrowings	-	-	0.00%	930	-	0.00%
Total borrowed funds	227,775	532	0.95%	78,571	553	2.85%

Total interest-bearing liabilities	1,754,886	1,759	0.41%	1,436,177	1,931	0.55%

Net interest rate spread		20,426	3.77%		17,275	3.87%

Noninterest-bearing demand deposits	319,414			252,865
Other liabilities	31,019			22,068
Shareholders' equity	278,187			265,531

Total liabilities and shareholders' equity	$2,383,506			$1,976,641

Net interest margin			3.84%			3.97%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended March 31, 2015 and 2014 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION

SELECTED RATIOS

($ in thousands, except per share amounts)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$6,397	$5,585	$5,894	$5,205	$5,092
Troubled debt restructuring (and still accruing)	3,273	3,289	4,315	3,550	3,562
Past due 90 days plus (and still accruing)	10	30	2,485	775	493
Nonperforming loans	9,680	8,904	12,694	9,530	9,147
OREO	10,283	11,990	13,273	16,008	15,526
Nonperforming assets	19,963	20,894	25,967	25,538	24,673
Past due 30-59 days (and still accruing)	1,285	619	1,973	2,028	160
Past due 60-89 days (and still accruing)	457	289	1,788	3,299	646

Nonperforming loans to total loans	0.60%	0.56%	0.82%	0.65%	0.70%
Nonperforming assets to total assets	0.83%	0.89%	1.12%	1.14%	1.23%
Allowance to total loans	0.53%	0.52%	0.61%	0.62%	0.70%
Allowance to nonperforming loans	88.74%	92.79%	74.51%	96.31%	99.22%
Allowance to nonperforming assets	43.03%	39.54%	36.42%	35.94%	36.79%
Past due 30-89 days (accruing) to total loans	0.11%	0.06%	0.24%	0.36%	0.06%
Net charge-offs (recoveries) to average loans (annualized)	-0.04%	0.20%	-0.20%	-0.13%	-0.17%

CAPITAL
Book value per common share	$6.30	$6.21	$6.13	$6.10	$6.01
Tangible book value per common share**	$5.44	$5.35	$5.25	$5.21	$5.26
Common shares outstanding	44,877,194	44,859,798	44,850,813	44,833,516	44,726,416
Average dilutive common shares outstanding	44,326,833	44,323,628	44,233,532	44,213,802	44,264,178

Common Equity Tier 1 (CET1) capital	$242,197	n/a	n/a	n/a	n/a
Tier 1 capital	256,843	$231,088	$225,456	$222,489	$225,702
Tier 2 capital	8,836	8,469	9,660	9,429	16,223
Total risk based capital	265,679	239,557	235,116	231,918	241,925
Risk weighted assets	1,707,551	1,717,003	1,693,196	1,620,786	1,417,813
Average assets for leverage ratio	2,334,285	2,273,275	2,235,267	2,099,906	1,923,622

Common Equity Tier 1 (CET1) ratio	14.18%	n/a	n/a	n/a	n/a
Tier 1 ratio	15.04%	13.46%	13.32%	13.73%	15.92%
Total risk based capital ratio	15.56%	13.95%	13.89%	14.31%	17.06%
Tier 1 leverage ratio	11.00%	10.17%	10.09%	10.60%	11.73%
Tangible common equity to tangible assets**	10.15%	10.13%	10.09%	10.37%	11.73%

LIQUIDITY
Net loans to total deposits	85.25%	84.93%	82.80%	78.69%	79.01%
Reliance on wholesale funding	16.21%	16.81%	14.94%	11.80%	14.13%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.64%	0.59%	0.42%	0.63%	0.73%
Return on Average Common Equity	5.52%	5.01%	3.58%	5.16%	5.43%
Net interest margin (non-tax equivalent)	3.84%	3.87%	3.98%	3.90%	3.97%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	0.59%	n/a	n/a	n/a
Return on Average Equity	n/a	4.78%	n/a	n/a	n/a
Net interest margin (non-tax equivalent)	n/a	3.94%	n/a	n/a	n/a

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) as supplemental information for comparing the combined allowance and fair market value adjustments to the combined acquired and non-acquired loan portfolios (fair market value adjustments are available only for losses on acquired loans);; and (iii) adjusted net income, adjusted noninterest income and adjusted noninterest expenses (which exclude merger-related expenses and gain or loss on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments and income from early redemption of investment securities), and adjusted return on average assets and adjusted return on average equity (which exclude merger-related expenses and gain on or loss sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

($ in thousands, except per share amounts)

(three month and period end results)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$5,608	$5,020	$3,706	$5,186	$5,035
Plus: merger-related expenses	122	712	2,229	594	81
(gain) loss on sale of securities	-	-	63	33	(276)
Adjusted pretax income	5,730	5,732	5,998	5,813	4,840
Tax expense	1,867	1,786	2,030	1,972	1,414
Adjusted net income	$3,863	$3,946	$3,968	$3,841	$3,426

Divided by: weighted average diluted shares	44,326,833	44,323,628	44,233,532	44,213,802	44,264,178
Adjusted net income per share	$0.09	$0.09	$0.09	$0.09	$0.08
Estimated tax rate for adjustment	34.23%	31.15%	33.85%	33.93%	29.21%

Adjusted net interest margin
Net interest income (as reported)	$20,426	$20,556	$20,732	$19,079	$17,275
Less: accelerated mark accretion	(79)	(134)	(173)	(86)	(18)
Less: income from early redemption of investment securities	(267)	-	-	-	-
Adjusted net interest income	20,080	20,422	20,559	18,993	17,257
Divided by: average earning assets	2,155,995	2,107,073	2,066,906	1,938,459	1,764,187
Multiplied by: annualization factor	4.06	3.97	3.97	4.01	4.06
Adjusted net interest margin	3.78%	3.85%	3.95%	3.93%	3.97%
Net interest margin	3.84%	3.87%	3.98%	3.95%	3.97%

Adjusted noninterest income
Noninterest income (as reported)	$4,501	$3,351	$3,138	$3,978	$3,486
Less: (gain) loss on sale of securities	-	-	63	33	(276)
Adjusted noninterest income	$4,501	$3,351	$3,201	$4,011	$3,210

Adjusted noninterest expense
Noninterest expense (as reported)	$19,139	$19,307	$20,648	$18,236	$15,743
Less: merger-related expenses	(122)	(712)	(2,229)	(594)	(81)
Adjusted noninterest expense	$19,017	$18,595	$18,419	$17,642	$15,662

PARK STERLING CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

($ in thousands, except per share amounts)

(three month and period end results)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted return on average assets
Adjusted net income available to common shareholders	$3,863	$3,946	$3,968	$3,841	$3,426
Divided by: average assets	2,383,506	2,342,657	2,304,501	2,168,914	1,976,654
Multiplied by: annualization factor	4.06	3.97	3.97	4.01	4.06
Adjusted return on average assets	0.66%	0.67%	0.68%	0.71%	0.70%
Return on average assets	0.64%	0.59%	0.42%	0.63%	0.73%

Adjusted return on average equity
Adjusted net income available to common shareholders	$3,863	$3,946	$3,968	$3,841	$3,426
Divided by: average common equity	278,187	273,669	271,853	266,304	265,544
Multiplied by: annualization factor	4.06	3.97	3.97	4.01	4.06
Adjusted return on average equity	5.63%	5.72%	5.79%	5.79%	5.23%
Return on average equity	5.52%	5.01%	3.58%	5.16%	5.43%

Tangible common equity to tangible assets
Total assets	$2,397,864	$2,359,230	$2,326,297	$2,245,554	$2,005,244
Less: intangible assets	(39,852)	(40,200)	(40,547)	(40,894)	(34,792)
Tangible assets	$2,358,012	$2,319,030	$2,285,750	$2,204,660	$1,970,452

Total common equity	$279,118	$275,105	$271,171	$269,547	$265,966
Less: intangible assets	(39,852)	(40,200)	(40,547)	(40,894)	(34,792)
Tangible common equity	$239,266	$234,905	$230,624	$228,653	$231,174

Tangible common equity	$239,266	$234,905	$230,624	$228,653	$231,174
Divided by: tangible assets	$2,358,012	$2,319,030	$2,285,750	$2,204,660	$1,970,452
Tangible common equity to tangible assets	10.15%	10.13%	10.09%	10.37%	11.73%
Common equity to assets	11.64%	11.66%	11.66%	12.00%	13.26%

Tangible book value per share
Issued and outstanding shares	44,877,194	44,859,798	44,850,813	44,833,516	44,726,416
Less: nondilutive restricted stock awards	(882,178)	(921,097)	(931,465)	(919,216)	(796,399)
Period end dilutive shares	43,995,016	43,938,701	43,919,348	43,914,300	43,930,017

Tangible common equity	$239,266	$234,905	$230,624	$228,653	$231,174
Divided by: period end dilutive shares	43,995,016	43,938,701	43,919,348	43,914,300	43,930,017
Tangible common book value per share	$5.44	$5.35	$5.25	$5.21	$5.26
Common book value per share	$6.34	$6.26	$6.17	$6.14	$6.05

Adjusted allowance for loan losses
Allowance for loan losses	$8,590	$8,262	$9,458	$9,178	$9,076
Plus: acquisition accounting FMV adjustments to acquired loans	32,209	35,419	37,746	39,715	34,664
Adjusted allowance for loan losses	$40,799	$43,681	$47,204	$48,893	$43,740
Divided by: total loans (excluding LHFS)	$1,614,852	$1,580,693	$1,553,392	$1,474,898	$1,302,826
Adjusted allowance for loan losses to total loans	2.53%	2.76%	3.04%	3.32%	3.36%
Allowance for loan losses to total loans	0.53%	0.52%	0.61%	0.62%	0.70%